Exhibit 99.4

Execution Versoin

OWL ROCK CAPITAL CORPORATION OWL ROCK CAPITAL ADVISORS LLC 399 Park Avenue, 38th Floor New York, NY 10022	MONROE CAPITAL MANAGEMENT ADVISORS, LLC 311 South Wacker Drive, Suite 6400 Chicago, IL 60606	FORTRESS CREDIT CORP. 1345 Avenue of the America, 46th Floor New York, New York 10105

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP 345 Park Avenue, 31st Floor New York, New York 10154	HPS INVESTMENT PARTNERS, LLC 40 West 57th Street, 33rd Floor New York, New York 10019	OAKTREE CAPITAL MANAGEMENT, L.P. 333 South Grand Avenue, 28th Floor Los Angeles, California 90071

VCP CAPITAL MARKETS, LLC c/o Vista Equity Partners Four Embarcadero Center, 20th Floor San Francisco, California 94111	CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT, L.L.C. One Vanderbilt, Suite 3400 New York, New York 10017	NEW MOUNTAIN ADVISERS BDC, L.L.C. 1633 Broadway, 48th Floor New York, New York 10019

CONFIDENTIAL

October 11, 2022

Oranje Holdco, LLC

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Kevin Sofield

Project Orange

Commitment Letter

Ladies and Gentlemen:

You have advised Owl Rock Capital Corporation (“ORCC”), Owl Rock Capital Advisors LLC (“ORCA” and together with its affiliated advisors on behalf of its and their managed funds, accounts and designees, “Owl Rock”), Monroe Capital Management Advisors, LLC (“Monroe”), Fortress Credit Corp. (on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Corp.) (“Fortress”), Blackstone Alternative Credit Advisors LP (collectively with its affiliates and funds, accounts and clients managed, advised or sub-advised by any of them, “Blackstone”), HPS Investment Partners, LLC (on behalf of itself and certain of its affiliates, managed accounts or funds, collectively, “HPS”), Oaktree Capital Management, L.P. and Oaktree Fund Advisors, LLC (in each case, solely in its capacity as investment adviser to certain funds and accounts within the Strategic Credit Group, “Oaktree”), VCP Capital Markets, LLC (“VCP”), Carlyle Global Credit Investment Management, L.L.C. (“Carlyle”) and New Mountain Finance Advisers BDC, L.L.C. (“New Mountain” and together with Owl Rock, Monroe, Fortress, Blackstone, HPS, Oaktree, VCP and Carlyle, the “Commitment Parties”, “we” or “us”), that Oranje Midco, LLC (“Holdings”), a Delaware limited liability company controlled directly or indirectly by Vista Equity Partners Management, LLC (together with its controlled affiliates and affiliated investment funds, collectively, “Sponsor”), and Oranje Holdco, LLC, a Delaware corporation (“Borrower” or “you”), intend to acquire (the “Acquisition”), directly or indirectly through one or more steps, KnowBe4, Inc., a Delaware corporation (the “Company”). You have further advised us that, in connection with the foregoing, you and the Company intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Summary of Additional Conditions attached hereto as Exhibit C; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”.

1. Commitments.

In connection with the Transactions, each of Owl Rock, Monroe, Fortress, Blackstone, HPS, Oaktree, VCP, Carlyle and New Mountain (each, an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide, severally and not jointly, (i) a portion of the Term Facility (as defined on Exhibit A hereto) set forth opposite such Initial Lender’s name on Schedule I attached hereto and (ii) a portion of the Revolving Facility (as defined on Exhibit A hereto) set forth opposite such Initial Lender’s name on Schedule I attached hereto, subject only to the satisfaction (or waiver by the Commitment Parties) of the conditions explicitly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto.

2. Titles and Roles.

It is agreed that (i) each of ORCA, Monroe, Fortress, Blackstone, HPS, Oaktree, VCP and Carlyle will act as joint lead arrangers and joint bookrunners for the Credit Facilities (together with their designated affiliates, collectively, the “Lead Arrangers”), and (ii) ORCC will act as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Credit Facilities. It is further agreed that in respect of the Credit Facilities, ORCA shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement. Except as set forth in this Section 2, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by (i) this Commitment Letter, (ii) that certain closing fee letter, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Closing Fee Letter”), dated as of the date hereof, by and among the Commitment Parties and you, and (iii) that certain arrangement fee letter, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Arrangement Fee Letter” and, together with the Closing Fee Letter, each a “Fee Letter” and collectively, the “Fee Letters”)) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree; provided that (i) within fifteen (15) business days following the Signing Date, you may appoint additional joint lead arrangers, joint bookrunners, managers, co-managers, agents or co-agents (any such joint lead arranger, joint bookrunner, manager, co-manager, agent or co-agent, an “Additional Agent”) for the Credit Facilities and award any Additional Agent any other titles in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint or confer any titles on and/or allocations to any Additional Agent or confer other titles in respect of the Credit Facilities, (x) the commitments of the Initial Lenders in respect of the Credit Facilities will be reduced on a pro rata basis across the Credit Facilities by the amount of the commitments of the entities so appointed (or their relevant affiliates); and (y) the economics awarded to such other arrangers shall be in proportion to their commitments assumed in respect of such Credit Facilities, with such reduction allocated to reduce the economics of the Initial Lenders in respect of the Credit Facilities at such time on a pro rata basis with respect to the Credit Facilities according to the respective amounts of their commitments), (ii) subject to the second sentence of this Section 2, any Additional Agent will be listed in the order determined by you in any marketing or other materials, (iii) upon the execution by any Additional Agent (and, in each case, any relevant affiliate) of customary joinder documentation, each such Additional Agent (and any relevant affiliate thereof) shall thereafter constitute a “Commitment Party” and a “Lead Arranger” hereunder, and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder, and (iv) you may not allocate more than 20% of the total economics in respect of the Credit Facilities to Additional Agents (or their affiliates). For the avoidance of doubt, Blackstone shall not provide the services customarily associated with the role of Lead Arranger.

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3. [Reserved].

4. Information.

You hereby represent and warrant that (with respect to Information and projections relating to the Company, its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data, other than projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby, does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the projections that have been or will be made available to us by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be, when furnished, taken as a whole, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such projections are so furnished; it being understood that such projections are predictions as to future events and are not to be viewed as facts or as a guarantee of performance, that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized, and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such projections relating to the Company, its subsidiaries or their respective operations or assets, will, in all instances to the extent not in contravention of the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information and such projections such that (prior to the Closing Date, with respect to Information and projections relating to the Company, its subsidiaries and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Commitment Parties hereunder or the funding of the Credit Facilities on the Closing Date. In providing their commitment hereunder, the Commitment Parties will be entitled to use and rely on the Information and projections without responsibility for independent verification thereof. The Commitment Parties do not assume any responsibility for the accuracy or completeness of the Information or projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letters, if and to the extent due and payable. Once paid, such fees shall not be refundable except as otherwise set forth herein or therein or as otherwise agreed in writing by you and us.

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6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Commitment Parties to perform their obligations described herein are subject solely to the conditions explicitly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, and upon satisfaction (or waiver by all Commitment Parties in writing) of such conditions, the initial funding of the Credit Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters or the Credit Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that Borrower has or its affiliates have the right (taking into account any applicable cure provisions) to terminate its or its affiliates’ obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Facilities Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B are satisfied (or waived by all Commitment Parties in writing) (provided that to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Borrower and each domestic Guarantor (other than Holdings) (provided that such certificates, other than certificated equity securities of the Company, will be required to be delivered on the Closing Date only to the extent actually received from the Company after your use of commercially reasonable efforts to obtain such certificates); provided further that any such stock certificates not delivered on the Closing Date shall be required to be delivered on or prior to the date that is sixty (60) days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree in its sole, reasonable discretion) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be provided and/or perfected within ninety (90) days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors set forth in the Credit Facilities Documentation relating to organizational existence of the Borrower and the Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case with respect solely to the Credit Facilities Documentation, no conflicts with or consents under charter documents, in each case, related to the entering into and the performance of the Credit Facilities Documentation and the incurrence of the extensions of credit thereunder; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with Annex I to Exhibit C hereto) of Holdings and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the use of loan proceeds not violating OFAC, FCPA or the PATRIOT Act; the Investment Company Act, and, subject to the proviso in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in Exhibit B). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

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For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions expressly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto) is not a condition to the commitments of the Initial Lenders to fund the Credit Facilities hereunder on the terms set forth herein.

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates, managed funds and controlling persons (in each case other than any Excluded Affiliate acting in its capacity as such) and the respective officers, directors, employees, agents, advisors, partners and other representatives and successors and assigns of each of the foregoing, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates or managed funds in their respective capacities as (x) financial advisors to you, the Sponsor, any Investor or the Company or its subsidiaries in connection with the Acquisition or any other potential acquisition of the Company or (y) co-investors in the Transactions or any potential acquisition of the Company or its subsidiaries (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented fees and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letters, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon written demand for any reasonable and documented fees and out-of-pocket expenses of one counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons, and other reasonable and documented fees and out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel and (without your prior written consent) the fees and expenses of any other third-party advisors); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlling persons or controlled affiliates under this Commitment Letter (including its obligation to fund its commitments hereunder), the Term Sheet or the Fee Letters (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, the Sponsor, the other Investors, the Company or any of your or their respective affiliates; provided that each Indemnified Person, to the extent acting in its capacity as an agent or arranger or similar role under the Credit Facilities, shall remain indemnified in respect of such disputes; and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited

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to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent), due diligence expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheet, of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), if necessary, and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters, the Credit Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions or (y) any material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet or the Fee Letters, in the case of the immediately preceding clauses (x) and (y), as determined by a court of competent jurisdiction in a final, non-appealable judgment, and (ii) none of us, you (or your affiliates), the Sponsor (or its affiliates), the Company (or its subsidiaries), the Investors (or their affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Credit Facilities Documentation; provided that nothing in this clause (ii) shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph (as qualified by clause (i) immediately above).

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Proceeding; provided, however, that the failure to so notify you will not relieve you of any liability that you may have to such Indemnified Person pursuant to this Section 7, except to the extent you are materially prejudiced by such failure. You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that withholding consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of, or consent to the entry of any judgment with respect to, any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnified Person. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional local counsel and conflicts counsel to the extent provided herein.

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You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. Each Indemnified Person (by accepting the benefits hereof) agrees to, and shall, refund and return any and all amounts paid by you to such Indemnified Person if a court of competent jurisdiction determines in a final and non-appealable determination that such Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7.

Each Indemnified Person shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates or managed funds may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties and their affiliates or managed funds will use confidential information obtained from you, the Company, the Investors or any of your or their respective affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company, the Investors or your or their respective affiliates in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties and their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties and their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. In addition, please note that one or more Commitment Parties and/or their respective affiliates may be working with competing bidders for the Company in connection with providing or arranging debt or equity financing for the acquisition of the Company. You agree to such activities and arrangements, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, such Commitment Party and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

As you know, certain of the Commitment Parties may be full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

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The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you, the Company, your and its respective equity holders or your or their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and each of its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an advisor, an agent or a fiduciary of you, the Company, your and its management, equity holders, creditors, affiliates or any other person and (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters. You further acknowledge and agree that (a) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (b) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and (c) we have provided no legal, accounting, regulatory or tax advice and you contacted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letters and the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the relevant Commitment Parties (which may be provided by electronic means) (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors, and to your and any of the Investors’ affiliates and your and their respective Related Parties, controlling persons or equity holders and to any other actual and/or potential co-investors, in each case, on a confidential basis, (b) if the relevant Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure, (c) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligation owing to us (including those set forth in this paragraph), (d) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including this Commitment Letter (but not the Fee Letters, other than the aggregate fee amount, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner, unless an unredacted version is specifically requested or required by the Securities and Exchange Commission, in which case an unredacted version may be provided), including, without limitation, any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filings relating to the Acquisition) or compulsory legal process or as requested

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by a governmental authority and/or regulatory authority (in which case you agree, to the extent practicable and permitted by law, rule or regulation, to inform us promptly thereof), or (e) to a tax authority, to the extent reasonably necessary in connection with the tax affairs of Holdings and/or its affiliates; provided that (i) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letters or the contents thereof) to the Company (including any shareholder representative), its subsidiaries and its Related Parties, controlling persons or equity holders, on a confidential basis, (ii) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letters or the contents thereof) in any proxy, public filing, prospectus, offering memorandum, offering circular or other marketing materials in connection with the Acquisition or the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet (and the other exhibits and attachments hereto) and the contents thereof (and the aggregate amount of fees payable under the Fee Letters as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), to potential Lenders, (iv) you may disclose the aggregate fee amount contained in the Fee Letters as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public or regulatory filing relating to the Transactions, (v) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the Fee Letters in connection with the enforcement of your rights hereunder and thereunder, (vi) you may disclose this Commitment Letter and the Fee Letters and the contents of hereof and thereof (including the Term Sheet and the other exhibits and attachments hereto) to any potential additional lead arranger or additional joint bookrunner, in either case to the extent in contemplation of appointing such person pursuant to Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective Related Parties, controlling persons and equity holders, in each case, on a confidential basis, and (vii) if the fee amounts payable pursuant to the Fee Letters have been redacted in a customary manner, you may disclose the Fee Letters and the contents thereof to the Company (including any shareholder representative), its subsidiaries and its Related Parties, controlling persons or equity holders, on a confidential basis; provided that after the execution of this Commitment Letter by you, the Fee Letters and contents thereof may be disclosed to the Company, its subsidiaries and its Related Parties, controlling persons or equity holders, on a confidential basis (and redacted in a manner consistent with this clause (vii)). The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of performing its obligations that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) with your consent, (b) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure) or in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements, (c) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (d) to the extent that such information becomes publicly available other than by reason

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of improper disclosure by such Commitment Party, any of its affiliates or any of its or their Related Parties in violation of any confidentiality obligations (including those set forth in this paragraph) owing to you, the Company, the Investors or any of your or their respective affiliates or any of your or their Related Parties, (e) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s knowledge (after due inquiry), subject to any contractual or fiduciary confidentiality obligations owing to you, the Company, the Investors or any of your or their affiliates or any of your or their Related Parties, (f) to the extent that such information is independently developed by such Commitment Party or any of its affiliates without the use of any confidential information and without violating the terms of this Commitment Letter, (g) to such Commitment Party’s affiliates and managed funds (in each case, other than any Excluded Affiliates), investment committee members and current and prospective investors and to its and their respective directors, officers, employees, shareholders, limited partners, financing sources, legal counsel, independent auditors, professionals and other experts or agents (such Persons, “Related Parties”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with such Commitment Party, to the extent such person’s compliance with this paragraph is within its control, being responsible for such compliance) or, with respect to disclosure to investors or prospective investors, such disclosure is in connection with customary portfolio reviews, (h) to prospective Lenders (as defined in the Term Sheet), participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries under any Credit Facility, (i) for purposes of establishing a due diligence defense in any legal proceedings, (j) as is necessary or advisable in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter or the Fee Letters, or (k) to the National Association of Insurance Commissioners and/or any rating agency; provided that no such disclosure shall be made to the members of such Commitment Party’s or any of its affiliates’ deal teams that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of the Company and its subsidiaries, including through the provision of advisory services (any entities described in clauses (x) and (y), “Excluded Affiliates”), other than to a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members, in each case solely to the extent that any such information that is disclosed to such persons is done on a “need to know” basis solely in connection with the transactions contemplated by this Commitment Letter and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of such type confidential; provided that the disclosure of any such information pursuant to clauses (h) and (i) above shall be made subject to the acknowledgement and acceptance by such recipient (other than, in respect of clause (i), a judge in such legal proceeding) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with market standards for dissemination of such types of information, which may require “click-through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder. The provisions of this paragraph shall otherwise automatically terminate on the second anniversary of the date hereof. In no event shall any disclosure of information referred to above be made to any Disqualified Lender (to be defined in a manner consistent with the Documentation Principles). It is understood and agreed that no Commitment Party may advertise or promote its role in providing any portion of any Credit Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may be withheld in the

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Borrower’s sole and absolute discretion). Notwithstanding the foregoing, with respect to any Commitment Party, any Lender or its respective affiliates or managed funds, in each case, that is an investment company registered under the Investment Company Act of 1940, such person may identify the Borrower, the value (and valuation methodology) of such person’s holdings in the Borrower and other required information in accordance with its Investment Company Act of 1940 reporting practices, in each case without notice to you or any other person.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (x) by you, on or after the Closing Date, to Holdings or another entity, so long as such entity is newly formed under the laws of any jurisdiction within the United States of America and is, or will be, controlled by Sponsor after giving effect to the Transactions and shall (directly or indirectly through a wholly-owned subsidiary and (y) by any Commitment Party to its affiliated and/or managed or advised funds and accounts; provided that (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event that any affiliated and/or managed or advised funds and accounts through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Commitment Party shall be responsible for any breach by any such affiliated and/or managed or advised funds and accounts referred to in the foregoing clause (a) of the obligations hereunder) own the Company or be the successor to the Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Parties reserve the right to utilize their affiliates or branches or their financing sources in performing the obligations contemplated hereby and to allocate, in whole or in part, to their affiliates or branches or financing sources certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches or financing sources may agree in their sole discretion and, to the extent so employed, such affiliates and branches or financing sources shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder; provided that (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event that any affiliate or branch or financing source through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Commitment Party shall be responsible for any breach by any such affiliate or branch or financing source referred to in the foregoing clause (a) of the obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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This Commitment Letter (including the exhibits hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR AND ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION IN ACCORDANCE WITH THE TERMS THEREOF, AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF ANY BORROWING STATUTES THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Credit Facilities Documentation in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions as expressly provided herein, and (ii) each Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. Promptly following the execution of this Commitment Letter and the Fee Letters, the Credit Facilities Documentation shall be negotiated in good faith for purposes of executing and delivering the Credit Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF OBLIGATIONS HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County (the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other courts to whose jurisdiction such person is subject, by suit on the judgment or in any other manner provided by law; provided that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and that does not involve claims against us or the Lenders (as defined in the Term Sheet) or any Indemnified Person, this

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sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders (as defined in the Term Sheet) may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders (as defined in the Term Sheet) to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act or the Beneficial Ownership Regulation and is effective for each of us and the Lenders (as defined in the Term Sheet).

The indemnification, compensation (if applicable in accordance with the terms hereof and of the Fee Letters), reimbursement (if applicable in accordance with the terms hereof and of the Fee Letters), jurisdiction, governing law, venue, waiver of jury trial, service of process and confidentiality provisions contained herein and in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments of the Initial Lenders hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) confidentiality of the Fee Letters and the contents thereof and (b) your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded, to the extent covered thereby, by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the commitments of the Initial Lenders with respect to the Credit Facilities (or portion thereof) hereunder at any time subject to the provisions of the immediately preceding sentence and the following sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the commitments of the Initial Lenders with respect to the Credit Facilities on a pro rata basis among the Initial Lenders, provided that such reduction shall be effected ratably between the Term Facility and the Revolving Facility among the Initial Lenders.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to the Commitment Parties (or their legal counsel), executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, October 18, 2022 (such date, or such earlier date on which executed counterparts hereof and of the Fee Letters are returned to the Commitment Parties, the “Signing Date”). The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will automatically expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letters at or prior to such time, we agree to hold our commitment to provide the Credit Facilities and our other undertakings in connection therewith available for you until the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) consummation of the Acquisition with or without the funding of the Credit Facilities, and (iii) five (5) business days after the “Termination Date” (as defined in the Acquisition Agreement (as in effect as of the date hereof)) (such earliest time, the “Expiration Date”). Upon the Expiration Date, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Commitment Parties to perform the obligations described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

OWL ROCK CAPITAL CORPORATION

By:	/s/ Jon ten Oever
Name:	Jon ten Oever
Title:	Authorized Signatory

OWL ROCK CAPITAL ADVISORS LLC, on behalf of its affiliated advisors and its and their managed funds

By:	/s/ Jon ten Oever
Name:	Jon ten Oever
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

MONROE CAPITAL MANAGEMENT ADVISORS, LLC

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

FORTRESS CREDIT CORP.

By:	/s/ Radhika Hulyalkar
Name:	Radhika Hulyalkar
Title:	Deputy Chief Financial Officer

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Robert Kostow
Name:	Robert Kostow
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.
OAKTREE FUND ADVISORS, LLC
in each case, solely in its capacity as investment adviser to certain funds and accounts within the Strategic Credit Group

By:	/s/ Mary Gallegly
Name:	Mary Gallegly
Title:	Managing Director

By:	/s/ Matthew Wong
Name:	Matthew Wong
Title:	Senior Vice President

VCP CAPITAL MARKETS, LLC

By:	/s/ Melissa K. Griffiths
Name:	Melissa K. Griffiths
Title:	Duly Authorized Signatory

CARLYLE GLOBAL CREDIT INVESTMENT
MANAGEMENT, L.L.C.

By:	/s/ Joshua Lefkowitz
Name:	Joshua Lefkowitz
Title:	Managing Director

NEW MOUNTAIN FINANCE ADVISERS BDC,
L.L.C.

By:	/s/ James W. Stone
Name:	James W. Stone
Title:	Authorized Person

Accepted and agreed to as of the date first above written:

ORANJE HOLDCO, LLC, a Delaware corporation

By:	/s/ Nicholas Prickel
Name:	Nicholas Prickel
Title:	Vice President

SCHEDULE I

COMMITMENTS

Lender	Revolving Facility Commitment	Term Facility Commitment	Total
Owl Rock	$31,316,631.13	$250,533,049.04	$281,849,680.17
Monroe	$18,656,716.42	$149,253,731.34	$167,910,447.76
Fortress	$14,125,799.57	$113,006,396.59	$127,132,196.16
VCP	$13,326,226.01	$106,609,808.10	$119,936,034.11
Blackstone	$12,393,390.19	$99,147,121.54	$111,540,511.73
HPS	$11,060,767.59	$88,486,140.72	$99,546,908.31
Oaktree	$10,394,456.29	$83,155,650.32	$93,550,106.61
Carlyle	$8,262,260.13	$66,098,081.02	$74,360,341.15
New Mountain	$5,463,752.67	$43,710,021.33	$49,173,774.00

TOTAL	$125,000,000.00	$1,000,000,000.00	$1,125,000,000.00

Schedule I - 1

EXHIBIT A

Project Orange

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Sponsor, together with certain other investors arranged by and/or designated by the Sponsor (if applicable) (including members of the Company’s management and/or the Company’s founders and/or existing equityholders) (collectively with the Sponsor, the “Investors”) intend to acquire or recapitalize its ownership of (the “Acquisition”), directly or indirectly, the Company.

In connection with the foregoing, it is intended that:

a)

The Investors will, directly or indirectly, make cash contributions to Holdings in exchange for equity of Holdings (the “Equity Contribution”), with all contributions to Holdings to be in the form of common and/or preferred equity (including any PIK preferred stock investment made by the Investors in Holdings); provided that any such contributions in a form other than common equity shall be reasonably satisfactory to the Commitment Parties, in an aggregate amount equal to, when combined with the fair market value of all capital contributions and investments by management and existing equity holders of the Company rolled over or invested, directly or indirectly, in Holdings in connection with the Transactions (as defined below) (the “Other Equity”), and subject to amounts withheld at closing for potential future settlement or resolution of shareholder appraisal claims in an amount not to exceed the Per Share Price (as defined in the Acquisition Agreement) per each Dissenting Company Share (as defined in the Acquisition Agreement), no less than: 70% of the sum of (1) the aggregate amount of the Credit Facilities outstanding on the Closing Date (but excluding (i) an aggregate amount not to exceed $10 million of gross proceeds of any revolving loans borrowed on the Closing Date to fund working capital needs (including any working capital payments or adjustments under the Acquisition Agreement), (ii) revolving loans drawn on the Closing Date to cash collateralize existing letters of credit outstanding on the Closing Date and/or (iii) letters of credit issued on the Closing Date to backstop or replace existing letters of credit outstanding on the Closing Date) plus (2) the equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions; provided that, on the Closing Date, Sponsor shall own, directly or indirectly (including through one or more LP co-invest vehicles managed by Sponsor), more than 50% of the issued and outstanding voting stock of Holdings.

b)

Pursuant to that certain Agreement and Plan of Merger, dated as of the Signing Date, by and among Oranje Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Borrower, the Company and certain other parties thereto (together with all exhibits, schedules and disclosure letters thereto, collectively, as amended, restated, modified, supplemented, consented to or waived in accordance with paragraph 1 of Exhibit C, the “Acquisition Agreement”), Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately following the Merger, Borrower shall be the direct parent of the Company and Holdings shall be the direct parent of the Borrower.

c)

Borrower will obtain the Credit Facilities described in Exhibit B to the Commitment Letter, which will include (i) a senior secured term loan facility denominated in dollars in an aggregate principal amount of $1,000.0 million (the “Term Facility”), and (ii) a senior secured revolving credit facility in an aggregate principal amount equal to $125.0 million (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”). The date on which the Term Facility is initially funded and the Revolving Facility is made available is herein referred to as the “Closing Date”.

Exhibit A-1

d)

The Company will repay in full (directly or indirectly) any outstanding loans under that certain Credit Agreement, dated as of March 12, 2021, among, inter alia, the Company, certain subsidiaries of the Company, as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), and all commitments under the Existing Credit Agreement shall be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (the “Refinancing”).

e)

The proceeds of the Equity Contribution and the Credit Facilities borrowed on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition and any other payments contemplated by the Acquisition Agreement, (ii) to pay the fees and expenses incurred in connection with the Transactions, (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”) and (iv) for working capital and general corporate purposes (including for the avoidance of doubt payments in respect of RSUs, PSUs and options).

The transactions described above (including the payment of the Acquisition Costs) are collectively referred to herein as the “Transactions”.

Exhibit A-2

EXHIBIT B

Project Orange

$1,000.0 Million Term Facility

$125.0 Million Revolving Facility

Summary of Principal Terms and Conditions1

Borrower:	Oranje Holdco, LLC (the “Borrower”); provided that the Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly-owned subsidiaries organized in any jurisdiction within the United States of America or any other jurisdiction to be mutually agreed between the initial Borrower and the Administrative Agent as co-borrowers (as applicable, jointly and severally, the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Owl Rock Capital Corporation will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders, and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:	Each of Owl Rock Capital Advisors LLC, Monroe Capital Management Advisors, LLC, Fortress Credit Corp., Blackstone Alternative Credit Advisors LP, HPS Investment Partners, LLC, Oaktree Capital Management, L.P., VCP Capital Markets, LLC and Carlyle Global Credit Investment Management, L.L.C. will act as a joint lead arranger and joint bookrunner (other than Blackstone) for the Credit Facilities, and will perform the duties customarily associated with such roles (other than Blackstone); provided that Borrower and the Sponsor shall have the right, on the terms set forth in the Commitment Letter, to appoint other financial institutions and other institutional lenders and investors as additional joint lead arrangers, joint bookrunners, managers, co-managers or co-agents. For the avoidance of doubt, Blackstone shall not provide the services customarily associated with the role of Lead Arranger.

Lenders:	The Initial Lenders and any other banks, financial institutions and other institutional lenders and investors that become party to the Credit Facilities Documentation pursuant to the relevant assignment terms and conditions contained under the heading “Assignments and Participations” below (the “Lenders”)

Credit Facilities:	(A) A senior secured term loan facility denominated in dollars (the “Term Facility”) in an aggregate principal amount of $1,000.0 million (the loans thereunder, the “Term Loans”).

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto.

Exhibit B-1

(B)  A senior secured revolving credit facility denominated in dollars (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”) in an aggregate principal amount equal to $125.0 million. Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”.

Purpose:

(A)  The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, together with any proceeds from permitted borrowings under the Revolving Facility, the proceeds from the Equity Contribution and cash on hand at Holdings, the Company and their respective subsidiaries, to pay the Acquisition Costs.

(B)  The letters of credit and proceeds of Revolving Loans will be used by Holdings and its restricted subsidiaries (i) after the Closing Date, for working capital, capital expenditures, other general corporate purposes (including, the financing of permitted acquisitions, other permitted investments, working capital and/or purchase price adjustments (including, without limitation, in connection with the Acquisition), prepayments of Specified Indebtedness and related fees and expenses, and permitted dividends and other distributions) and any other use not prohibited by the Credit Facilities Documentation, and (ii) on the Closing Date as set forth below under “Availability”.

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)  The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date (i) to finance the Acquisition Costs, (ii) to cash collateralize existing letters of credit, (iii) for working capital and for general corporate purposes, and/or (iv) to finance purchase price adjustments under the Acquisition Agreement (including with respect to the amount of all cash, cash equivalents, marketable securities and working capital to be acquired); provided that the sum of all amounts borrowed under the foregoing clauses (i), (iii) and (iv) on the Closing Date shall not exceed, collectively, $25.0 million. Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop

Exhibit B-2

or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Company or its subsidiaries as of the Closing Date, and letters of credit issued under such facilities that are no longer available may be “rolled over” into the Revolving Facility on the Closing Date. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum face amounts to be agreed upon; provided that the Revolving Facility will be subject to notice provisions consistent with the Documentation Principles. Amounts repaid under the Revolving Facility may be reborrowed.

Defaulting Lenders:	The Credit Facilities Documentation shall contain defaulting lender provisions consistent with the Documentation Principles.

Letters of Credit:	$25.0 million of the Revolving Facility will be available to the Borrower for the purpose of issuing standby letters of credit denominated in dollars to support obligations of Holdings and its subsidiaries. Letters of credit under the Revolving Facility will be issued by certain Revolving Lenders (or third parties on their behalf) that agree to act as an issuing bank and are reasonably acceptable to the Borrower and the Administrative Agent (each an “Issuing Bank”), as set forth in the Credit Facilities Documentation, consistent with the Documentation Principles.

Incremental Facilities:	The Credit Facilities Documentation will permit the Borrower to add one or more incremental term loan facilities, or to increase any existing term loan facility, under the Credit Facilities Documentation (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in (a) an aggregate amount of up to (1) prior to a Covenant Conversion, $163.0 million, and (2) on and after a Covenant Conversion, the greater of $163.0 million and 100% of Consolidated EBITDA (as defined below) for the most recently completed 4 fiscal quarter period for which financial statements have been or were required to have been delivered (the “Test Period”) prior to the date of incurrence of such Incremental Facility (or, in the event such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence if elected by the Borrower), minus the aggregate principal amount of any

Exhibit B-3

Incremental Equivalent Debt incurred on or prior to the date thereof in reliance on this clause (after giving effect to any reclassification of any such Incremental Equivalent Debt as incurred under the Incremental Incurrence Test) or the aggregate principal amount of any available capacity that was reallocated to the Ratio Debt Basket or Acquisition Debt Basket pursuant to the Fixed Incremental Reallocation Provision (as each such term is defined below), plus (b) the aggregate principal amount of all voluntary prepayments (or redemptions), debt buybacks (in an amount equal to the purchase price paid in respect of such repurchased indebtedness and with respect to debt buybacks of Term Loans or Incremental Term Facilities, to the extent such buyback is offered to all similarly situated Lenders), payments utilizing the yank-a-bank provisions (to the extent such debt is retired or repaid rather than assigned) and permanent commitment reductions of the Credit Facilities, any Incremental Facility, Incremental Equivalent Debt or Refinancing Facility, in each case (x) to the extent secured on a pari passu basis with the Secured Obligations, (y) to the extent not financed with long term indebtedness (other than revolver draws and intercompany debt) and (z) if any such facility is a revolving facility, to the extent accompanied by a corresponding permanent reduction in the commitments thereunder (clauses (a) plus (b), the “Unrestricted Incremental Amount), plus (c) unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (c) (assuming the full amount of any Incremental Revolving Facility concurrently established in reliance on this clause (c) is drawn) and after giving effect to any acquisition consummated concurrently or in connection therewith, any indebtedness repaid with the proceeds thereof, and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustments but without, for the avoidance of doubt, giving effect to any amount incurred substantially concurrently or in connection therewith, or in a series of related transactions therewith, under the Unrestricted Incremental Amount or any other fixed dollar basket or the Revolving Facility (but otherwise excluding the cash proceeds of any Incremental Facilities or other debt incurred substantially concurrently or in connection therewith, from cash and cash equivalents), (1) in the case of an Incremental Facility incurred on or prior to a Covenant Conversion, the LQA Recurring Revenue Leverage Ratio (as defined below) shall not exceed 2.67 to 1.00, or (2) in the case of an Incremental Facility incurred after a Covenant Conversion and (x) secured on a pari passu basis with the Secured Obligations, the Total Leverage Ratio (as defined below) shall not exceed 7.00 to 1.00, (y) secured on a junior basis to the Secured Obligations, the Total Leverage Ratio shall not

Exhibit B-4

exceed 7.25 to 1.00, or (z) unsecured, the Total Leverage Ratio shall not exceed 7.50 to 1.00 (in each case with Consolidated EBITDA calculated for the most recently ended Test Period prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) (provided that (1) the Borrower may elect that the loans or commitments be incurred under one or more of the Unrestricted Incremental Amount and the Incremental Incurrence Test in its sole discretion (and, if no election is made, such loans will be incurred pursuant to the Incremental Incurrence Test if and to the extent such basket is available), (2) if loans or commitments are intended to be incurred under the Incremental Incurrence Test and the Unrestricted Incremental Amount and/or any other Fixed Amount in a single transaction or series of related transactions, (x) incurrence of the portion of such loans or commitments to be incurred under the Incremental Incurrence Test shall first be calculated without giving effect to any loans or commitments to be incurred under the Unrestricted Incremental Amount or any other Fixed Amount, but giving full pro forma effect to the use of proceeds of all such loans and commitments and related transactions, and (y) thereafter, incurrence of the portion of such loans or commitments to be incurred under the Unrestricted Incremental Amount shall be calculated and (3) any portion of any Incremental Facility incurred under the Unrestricted Incremental Amount shall be automatically reclassified at any time, unless otherwise elected by the Borrower, as incurred under the Incremental Incurrence Test if the Borrower meets the applicable leverage (or coverage) ratio under the Incremental Incurrence Test on a pro forma basis at any time subsequent to the incurrence of such Incremental Facility (this clause (3), the “Incremental Reclassification Provision")) (this clause (c), the “Incremental Incurrence Test”); provided that:

(i) the Incremental Facilities (x) shall not be guaranteed by any person other than the Guarantors under the Credit Facilities and (y) shall be secured on a pari passu basis with, or on a junior basis to, the Credit Facilities or shall be unsecured,

(ii)(A) no event of default (in connection with a Limited Condition Transaction, no payment or bankruptcy event of default) under the Credit Facilities Documentation has occurred and is continuing or would exist after giving effect thereto (tested, in the case of a Limited Condition Transaction, on the LCT Test Date rather than the date of incurrence), and (B) solely if and to the extent required by the lenders providing such Incremental Facility, the representations and

Exhibit B-5

warranties in the Credit Facilities Documentation (to be limited in any case to the Specified Representations, in the case of an Incremental Facility used to finance a Permitted Acquisition, other permitted investment or Limited Condition Transaction) shall be true and correct in all material respects (or in all respects if already qualified by materiality) on and as of the date of the incurrence of any Incremental Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence) (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects (or in all respects if already qualified by materiality) as of the respective date or for the respective period, as the case may be), subject to (1) customary “SunGard” limitations or (2) with respect to any UK or similar European “certain funds" transaction, to conditionality customary for such transactions, in each case to the extent the proceeds of such Incremental Facility are being used to finance a Limited Condition Transaction,

(iii) the maturity date of any Incremental Term Facility shall be no earlier than the maturity date of the Term Facility and the weighted average life to maturity of such Incremental Term Facility shall not be shorter than the then remaining weighted average life to maturity of the Term Facility (without giving effect to any prepayments) (provided that the foregoing requirements in this clause (iii) shall not apply to any Incremental Facility consisting of a customary bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies such requirements), and the maturity date of any Incremental Revolving Facility shall be no earlier than the maturity date of the Revolving Facility and such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility,

(iv) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility, and such Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility being increased (it being understood that, if required to consummate an Incremental Revolving Increase, the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Facility being increased may be increased for all Revolving Lenders under the Revolving

Exhibit B-6

Facility being increased, and additional upfront or similar fees may be payable to the Lenders participating in the Incremental Revolving Increase without any requirement to pay such amounts to any Revolving Lenders that do not participate in such increase),

(v) the pricing, interest rate margins, discounts, premiums, rate floors, fees and (subject to clauses (iii) and (iv) above) maturity and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that, unless waived by the Required Lenders, in the event that the effective yield on any such Incremental Term Facility secured on a pari passu basis (in security and right of payment) with the Secured Obligations is higher than the effective yield on the Term Facility by more than 50 basis points, then, solely to the extent Lenders holding more than 50% of the aggregate amount of the Term Loans have not waived the provisions of this clause (v), the interest rate margins for such Term Loans shall be increased to the extent necessary so that the effective yield on the Term Loans is equal to the effective yield on such Incremental Term Facility minus 50 basis points; provided further that, in determining the effective yield on any Incremental Term Facility and any Term Loans, (x) customary arrangement, commitment, structuring, underwriting, ticking, unused line and amendment fees paid or payable to the lead arrangers (or their affiliates) in their respective capacities as such in connection with the applicable facility (regardless of whether such fees are paid to or shared in whole or in part with any lender) and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to any such facility and that are paid or payable in connection with any such facility shall be excluded, (y) original issue discount (“OID") and upfront fees (which shall be deemed to constitute like amounts of OID) paid and payable to the lenders thereunder shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount or, if less, the remaining life to maturity) and (z) to the extent that SOFR for a three month interest period on the closing date of any such Incremental Term Facility (A) is less than 1.00%, the amount of such difference shall be deemed added to the interest margin for the applicable existing Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the applicable existing Term Loans shall be required and (B) is less than the interest rate floor, if any, applicable to any such Incremental Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under such Incremental Term Facility solely for such purpose (provided that, to the extent any increase in interest

Exhibit B-7

rate margin would be required pursuant to the foregoing provisions, solely on account of clause (B) immediately above, such increase shall be effected solely by way of an increase in the SOFR floor instead of an increase in the applicable margin) (all adjustments made pursuant to this clause (v), the “MFN Adjustment”),

(vi) any Incremental Term Facility that is pari passu in right of payment and security with the Term Loans shall share ratably or less than ratably in any voluntary prepayment and any mandatory prepayments of the Term Facility,

(vii) any Incremental Facility may rank junior in right of security to the Term Facility and/or the Revolving Facility or be unsecured, in which case, the Incremental Facility pursuant to which such incremental term loans or incremental revolving commitments are extended will be established as a separate facility from the then existing Credit Facilities; provided that such separate facility does not mature (and does not require any mandatory redemptions, sinking funds or similar payments or offers to purchase (excluding customary asset sale and change of control provisions and similar provisions and, if applicable, AHYDO catch-up payments)) on or prior to the final stated maturity date of, or have a shorter weighted average life to maturity than, loans under any existing Term Facility or Incremental Term Facility (in the case of an Incremental Term Facility) or any existing Revolving Facility or Incremental Revolving Facility (in the case of an Incremental Revolving Facility) (provided that the foregoing requirements in this clause (vii) shall not apply to any Incremental Facility consisting of a customary bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies such requirements),

(viii) any Incremental Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder; provided that, to the extent such terms and documentation are not consistent with the Term Facility or the Revolving Facility, as the case may be, they shall (except to the extent permitted by clause (iii), (iv), (v), (vi) or (vii) above) be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to periods after the latest maturity date of the applicable Credit Facility or Incremental Facility) (it being understood that no consent shall be required from the Administrative Agent for terms or conditions if the Lenders under the initial Term Facility or Revolving Facility, as applicable, receive the benefit of such terms or conditions through their addition to the Credit Facilities Documentation), and

(ix) in no event shall the aggregate principal amount of all Incremental Revolving Increases and Incremental Revolving Facilities exceed $30.0 million.

Exhibit B-8

Any Incremental Facility may be provided by existing Lenders and/or, subject to the consent (not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent (and, in the case of any Incremental Revolving Facility and each Issuing Bank), and subject to the final proviso of this paragraph, other persons constituting eligible assignees who become Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Loans or commitments, as applicable, to such person; provided that no existing Lender will be obligated to provide any such Incremental Facility; provided further, that existing Lenders shall first be offered the opportunity to participate in any Incremental Facility (for the avoidance of doubt, prior to any persons not constituting an existing Lender) (such offer, a “ROFO”), with rights of first refusal consistent with the right set forth in the Documentation Precedent.

The proceeds of any Incremental Facility may be used for working capital needs and other general corporate purposes (including capital expenditures, acquisitions and investments, working capital and/or purchase price adjustments, restricted payments, prepayments of Specified Indebtedness and related fees and expenses) and for any other purpose not prohibited by the Credit Facilities Documentation.

Incremental Equivalent Debt:

The Credit Facilities Documentation will permit the Borrower to issue or incur senior or subordinated notes (issued in a public offering, Rule 144A offering or other private placement or a bridge financing) or loans (including, for the avoidance of doubt, revolving loans) (such notes or loans, “Incremental Equivalent Debt”) in lieu of Incremental Facilities, that are unsecured or secured on a pari passu basis with, or on a junior basis to, the Credit Facilities, if the Borrower could establish such Incremental Equivalent Debt under the Unrestricted Incremental Amount or satisfy the Incremental Incurrence Test were such Incremental Equivalent Debt an Incremental Facility; provided that:

(i) the incurrence of such Incremental Equivalent Debt shall (solely to the extent incurred in reliance on the Unrestricted Incremental Amount) result in a dollar-for-dollar reduction of the amount of indebtedness that may be in incurred under the Unrestricted Incremental Amount in respect of the Incremental Facilities,

Exhibit B-9

(ii) no event of default under the Credit Facilities Documentation has occurred and is continuing or would exist immediately after giving effect thereto; provided that in the case of any Incremental Equivalent Debt incurred in connection with a Limited Condition Transaction, instead the requirement shall be that no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date, and

(iii) such Incremental Equivalent Debt shall be subject to (x) the Required Debt Terms (to be defined in a manner consistent with the Documentation Principles) and (y) the ROFO (to the same extent as an Incremental Facility).

Conditions precedent related to the absence of defaults (other than payment or bankruptcy defaults) will be waivable by the requisite lenders in respect of any Incremental Facility or any Incremental Equivalent Debt in connection with Limited Condition Transactions.

Incremental Equivalent Debt in the form of term loans secured on a pari passu basis (in security and right of payment) with the Secured Obligations shall be subject to the MFN Adjustment to the same extent it would be subject to the MFN Adjustment if it were an Incremental Facility.

“Consolidated EBITDA” shall be defined in a manner substantially identical to the Documentation Principles; provided that, without limitation, there shall be add-backs for (i) pro forma cost savings, “run rate” synergies (excluding revenue synergies), expense reductions, other operational changes, improvements, optimizations, initiatives, synergies and cost savings in connection with (A) acquisitions (including the commencement of activities constituting such business) or investments, (B) dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business and/or (C) other operational changes, improvements, optimizations, actions or initiatives (including, to the extent applicable, from the Transactions or any restructuring), in each case, to the extent consistent with the Documentation Principles and so long as projected by the Borrower to result from action either taken or expected to be taken within 24 months following the Transactions or such other acquisition, investment, disposition, discontinuance, operational change, improvement, optimization, action and/or initiative, et al.; provided, that add-backs pursuant to this clause (i) shall not exceed 25.0% of Consolidated EBITDA (prior to giving effect to all such adjustments) for any test period, (ii) items consistent with Regulation S-X of the SEC,

Exhibit B-10

(iii) items set forth in a quality of earnings report made available to the Administrative Agent and prepared by financial advisors that are (A) nationally recognized or (B) reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable), (iv) items contained in the Sponsor Model and (v) the net amount, if any, by which consolidated short-term deferred revenues increased or decreased; provided, further, that there shall be a deduction for capitalized software development costs, capitalized sales commissions costs and capitalized content costs (in each case, to the extent such costs are not already deducted in the calculation of consolidated net income and without duplication).

“Consolidated Total Funded Indebtedness” means, with respect to Holdings and its restricted subsidiaries, the outstanding principal amount of third-party funded indebtedness for borrowed money, letters of credit (to the extent of any drawn but unreimbursed amounts thereunder), purchase money indebtedness and the principal portion of capital leases of Holdings and its restricted subsidiaries; provided, that Consolidated Total Funded Indebtedness shall exclude, without limitation, any hedging obligations, operating lease obligations, undrawn Letters of Credit, earnout obligations to the extent not then due and payable or if not recognized as debt on balance sheet in accordance with GAAP, and other exceptions to be mutually agreed.

“LQA Recurring Revenues” shall mean, at any date of determination, the product of (a) Recurring Revenues for the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders (or such other period consistent with the Documentation Principles), multiplied by (b) four.

“LQA Recurring Revenue Leverage Ratio” shall mean, at any date of determination, the ratio of (a)(i) Consolidated Total Funded Indebtedness of Holdings and its restricted subsidiaries on such date minus (ii) Unrestricted Cash, to (b) LQA Recurring Revenues of Holdings and its restricted subsidiaries as of such date.

“Recurring Revenues” shall mean revenue related to contractual subscription agreements (inclusive of licenses, maintenance, hosting, trainings and content), term license revenue and maintenance attributable to Holdings or any of its Restricted Subsidiaries (excluding, for the avoidance of doubt, any professional services revenue or non-recurring revenue), which recurring revenues are earned during such period net of any discounts, calculated on a basis consistent

Exhibit B-11

with the financial statements delivered to the Administrative Agent prior to the Closing Date; provided that for purposes of determining “Recurring Revenues”, the impact of any purchase accounting adjustments shall be disregarded.

“Unrestricted Cash” shall mean, at any time, the aggregate amount of unrestricted cash and cash equivalents held in accounts of Holdings and its restricted subsidiaries (whether or not held in an account pledged to the Administrative Agent) that is free and clear of all liens other than (i) liens created by the Credit Facilities Documentation or (ii) other liens permitted thereunder; provided that any such liens are subordinated to or pari passu with the liens in favor of the Administrative Agent; provided further, that only amounts in excess of the amount necessary to satisfy restricted stock units, performance stock units or options granted under equity plans (including any payroll taxes in connection therewith) that, in each case, were unvested as of the Closing Date and remain unpaid as of any applicable date of determination (the amount thereof, the “PSU/RSU Reserve Amount”) shall be deemed to be “Unrestricted Cash.”

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i)(y) Consolidated Total Funded Indebtedness that is secured by a lien on all or substantially all of the Collateral minus (z) Unrestricted Cash of Holdings and its restricted subsidiaries on such date, to (ii) Consolidated EBITDA for such Test Period.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i)(y) Consolidated Total Funded Indebtedness of Holdings and its restricted subsidiaries on such date minus (z) Unrestricted Cash of Holdings and its restricted subsidiaries on such date, to (ii) Consolidated EBITDA for such Test Period.

Refinancing Facilities:	The Credit Facilities Documentation will permit refinancing facilities (“Refinancing Facilities”) consistent with those set forth in the Documentation Precedent.

Guarantees:	The Credit Facilities Documentation shall contain provisions regarding guarantees (including limitations and exclusions with respect thereto) consistent with the Documentation Principles; provided, that, for the avoidance of doubt the “Guarantors” shall exclude both CFCs and any other non- domestic subsidiaries, except to the extent the Borrower, in its sole discretion, elects to cause such subsidiaries (or, for the avoidance of doubt, such other Excluded Subsidiaries) (including without limitation non-U.S. subsidiaries organized in any jurisdiction with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed)) to become Guarantors pursuant to terms consistent with the Documentation Principles.

Exhibit B-12

Security:	The Credit Facilities Documentation shall contain provisions regarding security (including limitations and exclusions with respect thereto) consistent with the Documentation Principles; provided, that there shall be no limitation on the aggregate amount of Hedging/Cash Management Arrangements that may be secured under the Credit Facilities Documentation and “Collateral” shall exclude any equity interests issued by any non-first tier CFC or Domestic Foreign Holding Company and Excluded Subsidiaries not owned directly by a Guarantor. No prior written notice for exercises of remedies with respect to equity interests shall be required in the case of a payment event of default.

Final Maturity and Amortization:

(A)  Term Facility

The entire unpaid and outstanding principal amount of the Term Facility will be payable on the date that is six years after the Closing Date; provided that the Credit Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender (and as further described below). The Term Facility will not amortize.

(B)  Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is six years after the Closing Date; provided that the Credit Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their commitments under the Revolving Facility upon the request of the Borrower and without the consent of any other Lender (and as further described below), subject to limitations consistent with the Documentation Principles.

Notwithstanding anything to the contrary set forth herein, the Credit Facilities Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any commitments and/or loans of the Borrower be converted to extend any commitments and/or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of such loans (any such commitments or loans that have been so converted, “Extended Loans”), and upon such request of the Borrower any individual Lender shall have the right to agree to extend the maturity date of its commitments under the Revolving Facility and its outstanding Revolving Loans and/or Term

Exhibit B-13

Loans without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the applicable relevant class. The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted, except for interest rates, fees, amortization (which may result in a longer (but not shorter (without giving effect to any prepayments)) weighted average life than the existing class), final maturity date (which may be no earlier than the existing class), optional and mandatory prepayments, prepayment premiums and certain other customary provisions to be agreed, each of which shall be as agreed by the Borrower and the lenders providing such Extended Loans (with, for the avoidance of doubt, no required consent of any other lender). Extended Loans shall not be subject to any “default stopper”, financial tests, minimum extension conditions or “most favored nation” pricing provisions.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Subject to applicable law, during the continuance of any payment or bankruptcy event of default under the applicable Credit Facilities Documentation, with respect to overdue principal and interest, at the applicable interest rate plus 2.00% per annum, which shall be payable on demand.

Mandatory Prepayments:	Subject to thresholds, deductions (including dollar-for-dollar deductions), reinvestment rights and exceptions consistent with the Documentation Principles, loans under the Term Facility shall be prepaid with:

a)  commencing with the fiscal year in which a Covenant Conversion occurs within fifteen (15) business days after the due date for the annual audited financial statements for such fiscal year, 50% of excess cash flow if the Total Leverage Ratio is greater than 6.25 to 1.00, 25% of excess cash flow if the Total Leverage Ratio is greater than 5.75 to 1.00 but less than or equal to 6.25 to 1.00 and 0% of excess cash flow if the Total Leverage Ratio is less than or equal to 5.75 to 1.00, in each case, determined on a pro forma basis after giving effect to such prepayment and other cash expenditures or anticipated cash expenditures in accordance with Documentation Precedent;

b)  within ten (10) business days after receipt thereof, 100% of the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property by restricted subsidiaries of Holdings (including insurance and condemnation proceeds) subject to exceptions to be agreed (including an exception for de minimis dispositions that do not exceed $9 million in the aggregate

Exhibit B-14

per transaction (or series of transactions) and an exception for dispositions that do not exceed $18 million in any fiscal year, with only the amount in excess of such de minimis threshold and such annual limit required to be used to prepay the Term Loans) and, so long as no payment or bankruptcy event of default shall have occurred and be continuing, subject to the right to reinvest 100% of such proceeds, if such proceeds (the “Reinvestment Proceeds”) are reinvested in the business of Holdings and its subsidiaries, including, without limitation, in permitted acquisitions, investments and/or capital expenditures (or committed to be so reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the end of such 12 month period (the “Reinvestment Period”), and other exceptions to be set forth in the Credit Facilities Documentation; and

c)  within five (5) business days after receipt thereof (or concurrently with the receipt thereof in the case of any Refinancing Facilities), 100% of the net cash proceeds of issuances of debt obligations of Holdings and its restricted subsidiaries after the Closing Date (excluding debt permitted under the Credit Facilities Documentation but including Refinancing Facilities).

Within the Term Facility, mandatory prepayments shall be applied to the remaining outstanding principal of the Term Facility.

Notwithstanding the foregoing, the Credit Facilities Documentation will provide that, in the event that any Incremental Facility, any Incremental Equivalent Debt or any Refinancing Facility in respect of any Term Loans or any other indebtedness, in each case secured by liens on the Collateral ranking on a pari passu basis (without regard to the control of remedies) with the Credit Facilities, shall be issued or incurred, such indebtedness may share on a pro rata basis or less than pro rata basis in any mandatory prepayments with respect to the Term Facility, in each case other than with respect to proceeds of Refinancing Facilities required to prepay the Term Loans or Incremental Term Facilities, as applicable.

Any Lender under the Term Facility may elect not to accept its pro rata portion of any mandatory prepayment under clause (a) or (b) above (each a “Declining Lender” and the proceeds declined under the applicable facility, “Declined Proceeds”). Any prepayment amount declined by a Declining Lender may be retained (or applied as directed) by the Borrower and shall increase the Cumulative Amount (as defined below).

Exhibit B-15

The Loans under the Revolving Facility shall be prepaid and/or the letters of credit issued thereunder cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Mandatory prepayments from foreign subsidiaries’ Excess Cash Flow and net cash proceeds (other than pursuant to any debt incurrence) will be subject to customary limitations under the Credit Facilities Documentation to the extent such prepayments or the obligation to make such prepayments (including the repatriation of cash in connection therewith) (a) could reasonably be expected to be prohibited, delayed or restricted by applicable law, rule or regulation (including, without limitation, relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming of cash intragroup and fiduciary and statutory duties of the directors of the relevant subsidiaries) or material constituent document restrictions (including as a result of minority ownership by third parties) and other material agreements (so long as any such prohibition is not created in contemplation of such prepayment) (provided that restricted subsidiaries of Holdings shall use commercially reasonable efforts (for a period not to exceed one year from the date of the event or calculation giving rise to such repatriation requirement, and subject to the considerations above and as determined in the Borrower’s reasonable business judgment) available under local law to permit such repatriation) or (b) could reasonably be expected to result in adverse tax consequences that are not de minimis (including any withholding tax) to Holdings or any of its restricted subsidiaries or its direct or indirect equityholders (as reasonably determined by the Borrower). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of Holdings and its restricted subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions. Notwithstanding the foregoing, any prepayments required after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Borrower or any of their affiliates arising as a result of compliance with the proviso in clause (a) above.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Credit Facilities will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty other than as set forth below.

Exhibit B-16

All voluntary prepayments of the Term Facility (or any other facility, class or tranche of term loans, as determined by the Borrower in its sole discretion) and any Incremental Term Facilities will be applied to the remaining outstanding principal under the Term Facility (or one or more of such other facility, class or tranche of term loans, as determined by the Borrower in its sole discretion) or such Incremental Term Facility, as applicable, as directed by the Borrower, including to any class of extending or existing Loans.

Prepayment Premium:	In respect of the initial Term Facility, any voluntary prepayment (other than, for the avoidance of doubt, permitted assignments to a Restricted Affiliated Lender (to be defined in a manner to be agreed consistent with the Documentation Principles) or a Debt Fund Affiliate (to be defined in a manner to be agreed consistent with the Documentation Principles) (other than with respect to any assignments pursuant to any yank-a-bank or similar provisions) and non-prohibited debt buybacks and repurchases), mandatory prepayment pursuant to clause (c) under the heading “Mandatory Prepayments” above and any prepayment in connection with assignments pursuant to any yank-a-bank or similar provisions of the initial Term Facility, shall be subject to a prepayment premium of (x) prior to the first anniversary of the Closing Date, 3.00% of the principal amount of the initial Term Loans so prepaid, (y) on or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, 2.00% of the principal amount so repaid or (z) on or after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, 1.00% of the principal amount so repaid (clauses, (x), (y) and (z), as applicable, the “Prepayment Premium”).

Documentation:	The definitive documentation for the Credit Facilities (the “Credit Facilities Documentation”) will be based on the Documentation Principles (as defined below).

As used in this Term Sheet, “Documentation Principles” means documentation substantially identical to (and, subject to the terms of this Commitment Letter, no less favorable to Holdings and its restricted subsidiaries than) that certain Credit Agreement, to be dated on or about October 19, 2022, by and among, inter alios, Lava MergerSub, Inc., as the initial borrower, Owl Rock Capital Corporation, as the administrative agent, and the lenders from time to time party thereto, and the related loan documents executed in connection with such credit agreement (as in effect on the closing date thereof, the “Documentation Precedent”),

Exhibit B-17

initially prepared by Kirkland & Ellis LLP, as counsel to the Credit Parties (as defined in the Documentation Precedent), giving due regard to operational and strategic requirements of Holdings and its subsidiaries in light of their size and capitalization and the Projections, and shall contain the terms set forth in this Exhibit B and the Documentation Precedent and be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the pre-closing requirements of the Acquisition Agreement. The Credit Facilities Documentation shall contain only those payments, conditions to closing and borrowing, mandatory prepayments, prepayment premiums, representations and warranties, affirmative, negative and financial covenants and events of default expressly set forth in the Term Sheet, in each case, applicable to the restricted subsidiaries of Holdings (and, where indicated, Holdings), and with standards, qualifications, thresholds, exceptions (including for materiality), “baskets” and grace and cure periods consistent with the Documentation Principles. The Credit Facilities Documentation will (i) include the Administrative Agent’s customary agency provisions and certain mechanical provisions not in contravention of anything specifically set forth in this Term Sheet (consistent with and reflective of the Administrative Agent’s customary requirements and practices), (ii) cure any mistakes or defects contained in the Documentation Precedent, (iii) include modifications to reflect any relevant changes in law or accounting standards since the date of the Documentation Precedent, (iv) provide that, notwithstanding the Documentation Precedent, in connection with the release of any Guarantor from its guarantee (including by virtue of being a non-wholly owned subsidiary), after giving pro forma effect to such release, the Borrower (or any applicable Guarantor owning such applicable restricted subsidiary) shall be automatically and immediately deemed to have made a new investment in such restricted subsidiary on the date of such release in an amount equal to the portion of the fair market value of the Borrower’s retained ownership in such restricted subsidiary and such investment must be permitted under the Credit Facilities Documentation or an immediate and automatic event of default shall result therefrom; provided, further, that the Credit Facilities Documentation shall provide that a Guarantor shall not be released as contemplated by this section (iv) if such release would be triggered solely as a result of such Guarantor becoming a majority owned and controlled, non-wholly owned restricted subsidiary unless such Guarantor becomes a majority owned and controlled, non-wholly owned subsidiary pursuant to a transaction that (x) has a bona fide business purpose and (y) is not undertaken for the primary purpose of effecting such release and (v) shall include “Serta” protections consistent with that set forth in the

Exhibit B-18

Documentation Precedent. To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “Material Adverse Effect”, for purposes of such representations and warranties, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement. Unless otherwise set forth herein, (i) dollar baskets will be set no lower than the implied amount based on relative Recurring Revenues on the Closing Date (or, solely to the extent a post-Conversion level is consistent with the Documentation Principles or otherwise agreed, implied amount based on relative EBITDA at the time of Covenant Conversion) and incurrence baskets will be set no lower than the implied levels based on relevant LQA Recurring Revenue Ratios as of the Closing Date or Total Leverage Ratios as of the Covenant Conversion Date, as applicable, in each case, as compared to the Documentation Precedent, (ii) certain dollar baskets shall include grower amounts based on Consolidated EBITDA post-Covenant Conversion to the extent not otherwise specified herein and to the extent consistent with the Documentation Precedent and, (iii) all incurrence-based baskets based on an LQA Recurring Revenue Leverage Ratio shall be calculated based on the LQA Recurring Revenue Leverage Ratio as of the Closing Date and all incurrence-based baskets based on Consolidated EBITDA shall be calculated based on implied EBITDA percentages as of the Covenant Conversion, (iv) certain baskets with annual caps rather than aggregate caps shall be subject to permitted carry-forwards to the extent consistent with the Documentation Principles, (v) all amounts incurred concurrently under baskets with Fixed Amounts (to be defined in the Credit Facilities Documentation) (including, for the avoidance of doubt, the Revolving Credit Facility; provided, that unless the Borrower elects to include Revolving Loans outstanding in the calculation of a ratio-based incurrence test, the cash proceeds of any such Revolving Loans shall be excluded from cash netting in connection with the calculation thereof) shall be excluded in the calculation of incurrence-based basket amounts and (vi) for the avoidance of doubt, all incurrence tests shall be tested net of Unrestricted Cash. For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, but in all cases subject to reclassification and reallocation between or among any applicable baskets as permissible pursuant to the terms hereof and the Documentation Principles, on and after the Covenant Conversion Date, when calculating capacity under any basket that (i) was partially utilized prior to the Covenant Conversion Date and (ii) is available in the same or any increased amount after the Covenant Conversion Date (such basket, a “Specified Basket”), such Specified Basket capacity after the Covenant Conversion Date shall be equal to the difference between the amount available after the Covenant Conversion Date and any amounts utilized pursuant thereto prior to the Covenant Conversion Date.

Exhibit B-19

Representations and Warranties:	Substantially consistent with the Documentation Precedent and, for the avoidance of doubt, to be limited, on the Closing Date, to the Specified Representations.

“Material Adverse Effect” (a) means, on the Closing Date, a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and (b) after the Closing Date, shall have the meaning given such term in the Documentation Precedent.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Facility and the Revolving Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice and/or a letter of credit request (as applicable) (subject to the Certain Funds Provisions which, for the avoidance of doubt, means that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or a bring-down of any representations and warranties) and (b) satisfaction (or waiver by all Commitment Parties) of the applicable conditions set forth in Exhibit C to the Commitment Letter.

Conditions to All Borrowings After the Closing Date:	The making of each extension of credit under the Credit Facilities after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice and/or letter of credit request (as applicable), (b) the accuracy of representations and warranties in all material respects as of the date of the applicable extension of credit, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be required to be accurate in all material respects as of such earlier date (or in all respects if already qualified by materiality), and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit, subject to, in the case of clauses (b) and (c), the limitations set forth in the sections hereof entitled “Incremental Facilities” and “Limited Condition Transactions”, including to the extent the proceeds of any Incremental Term Facility are being used to finance a Limited Condition Transaction.

Affirmative Covenants:	The Credit Facilities Documentation shall contain provisions regarding affirmative covenants consistent with the Documentation Principles; provided, that, the Credit Facilities Documentation shall include post-closing covenants requiring that on the Closing Date (only), Holdings and its

Exhibit B-20

restricted subsidiaries shall have cash on hand equal to no less than $80 million (and, for the avoidance of doubt, any cash on hand at Holdings and its restricted subsidiaries that is designated to cover required payments in respect of restricted stock units, performance stock units or options granted under equity plans (including any ascertainable payroll taxes in connection therewith), in each case, that are unvested as of the Closing Date, shall count toward such $80 million threshold) (provided, that for the avoidance of doubt and notwithstanding anything to the contrary contained herein, in no event shall the requirement set forth in this proviso be construed as a condition precedent to the funding obligations of the Commitment Parties with respect to the Credit Facilities contemplated hereby; provided, further, that the required quarterly unaudited reporting shall include an indication of the PSU/RSU Reserve Amount in a manner to be agreed.)

Negative Covenants:

Limited to the following (to be applicable to restricted subsidiaries of Holdings and, with respect to the passive holding company covenant, negative pledge covenant, fiscal year covenant and restricted payment covenant, Holdings) limitations on, in each case, consistent with the Documentation Principles: (a) the incurrence of debt, (b) liens, (c) fundamental changes, (d) asset sales, (e) investments, (f) dividends or distributions on, or redemptions of, Holdings’ and its restricted subsidiaries’ equity interests, (g) repayments, purchases or redemptions of payment subordinated, junior lien or unsecured indebtedness for borrowed money (other than indebtedness owed to Holdings or any of its restricted subsidiaries) (“Specified Indebtedness”), (h) negative pledge clauses, (i) transactions with affiliates, (j) lines of business, (k) amendments to organizational documents, (l) changes in fiscal year and (m) passive holding company covenant with respect to Holdings.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Credit Facilities Documentation consistent with the Documentation Principles, which shall, for the avoidance of doubt, permit classification and reclassification from time to time by the Borrower among one or more available baskets and reallocations of any fixed dollar-based baskets or amounts to incurrence-based baskets or amounts and exceptions within each negative covenant but not between negative covenants (except to the extent expressly provided therefor herein or in the Documentation Precedent) and permit any transaction or items that are scheduled in the Acquisition Agreement.

Exhibit B-21

Without limitation, the indebtedness covenant shall include baskets for (1) secured and/or unsecured indebtedness pursuant to a general basket equal to the greater of (i) $54.3 million and (ii) 35.0% of Consolidated EBITDA for the most recently ended Test Period, which basket shall not, for the avoidance of doubt, be subject to any default or event of default condition (provided that, for the avoidance of doubt, any liens securing indebtedness incurred pursuant to such basket shall utilize a permitted liens basket); (2) debt of any restricted subsidiary of Holdings assumed or incurred for any purpose (including in connection with Permitted Acquisitions or other non-prohibited investments or capital expenditures), in unlimited amounts so long as either (x) in connection with any indebtedness that is assumed, such indebtedness was assumed in connection with, but not incurred in contemplation of the relevant acquisition or investment or (y) in connection with any indebtedness that is incurred (or, for the avoidance of doubt, assumed in contemplation of such relevant acquisition or investment), on a pro forma basis after giving effect to the assumption or incurrence of any such debt and after giving effect to any acquisition or other investment consummated concurrently or in connection therewith, any indebtedness repaid with the proceeds thereof, and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustments but without, for the avoidance of doubt, giving effect to any other indebtedness incurred concurrently or in connection therewith under the Unrestricted Incremental Amount, the Revolving Facility or any Fixed Amount (but otherwise excluding the cash proceeds of any such indebtedness from cash and cash equivalents), in the case of indebtedness that is (1) incurred prior to a Covenant Conversion, the LQA Recurring Revenue Leverage Ratio shall not exceed 2.67 to 1.00, or (2) incurred after a Covenant Conversion and (x) secured on a pari passu basis with the Secured Obligations, the Total Leverage Ratio shall not exceed 7.00 to 1.00, (y) secured on a junior basis to the Secured Obligations, the Total Leverage Ratio shall not exceed 7.25 to 1.00, or (z) unsecured, the Total Leverage Ratio shall not exceed 7.50 to 1.00 (in each case with Consolidated EBITDA calculated for the most recently ended Test Period prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such indebtedness (or, if such indebtedness is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)); provided that such amount may, at the option of the Borrower, be increased by the Unrestricted Incremental Amount (the exercise of such option, the “Fixed Incremental Reallocation Provision”); provided that any indebtedness incurred pursuant to clause (2)(x) in the form of term loans secured on a pari passu basis with the Credit Facilities shall be subject to the MFN Adjustment to the same extent it would be subject to the MFN Adjustment if it were an Incremental Facility; provided, further, that any

Exhibit B-22

indebtedness incurred under the Ratio Debt Basket shall satisfy the Required Debt Terms (as defined in accordance with the Documentation Precedent and the provision set forth under the heading “Incremental Equivalent Debt” above (other than clause (i)(x) of the section hereof entitled “Incremental Facilities”)); provided, further, that there shall be a cap on the aggregate outstanding amount of non-guarantor indebtedness incurred pursuant to this clause (2) equal to the greater of (i) $50.0 million and (ii) 30.0% of Consolidated EBITDA for the most recently ended Test Period (such basket described in this clause (2), the “Ratio Debt Basket”), which basket shall not, for the avoidance of doubt, be subject to any default or event of default condition; (3) an acquisition debt basket (the “Acquisition Debt Basket”) for (x) assumed indebtedness not incurred in contemplation of any applicable acquisition or investment and (y) incurred indebtedness in an aggregate amount equal to the greater of $34 million and 20% of Consolidated EBITDA plus an unlimited amount subject to the same incurrence based amounts as applicable to the Ratio Debt Basket; provided that such amount may, at the option of the Borrower, be increased pursuant to the Fixed Incremental Reallocation Provision; provided, further, that any indebtedness that is incurred pursuant to this clause (3)(y) (A) in the form of term loans secured on a pari passu basis with the Credit Facilities shall be subject to the MFN Adjustment to the same extent it would be subject to the MFN Adjustment if it were an Incremental Facility and (B) shall be subject to the Required Debt Terms (as defined in accordance with the Documentation Precedent and the provision set forth under the heading “Incremental Equivalent Debt” above (other than clause (i)(x) of the section hereof entitled “Incremental Facilities”)), provided, further, that there shall be a cap on the aggregate outstanding amount of non-guarantor indebtedness incurred pursuant to this clause (3) equal to the greater of (i) $50.0 million and (ii) 30.0% of Consolidated EBITDA for the most recently ended Test Period, which basket shall not, for the avoidance of doubt, be subject to any default or event of default condition, and (4) indebtedness in an aggregate amount equal to the aggregate cash equity contributions made to Holdings (or any direct or indirect parent thereof) after the Closing Date (other than Specified Equity Contributions, any disqualified equity, any Designated Appraisal Claim Equity Contribution (as defined below) and any such equity contribution that increases the Cumulative Amount), which basket shall not, for the avoidance of doubt, be subject to any default or event of default condition.

Exhibit B-23

Without limitation, the liens covenant shall include (1) an incurrence-based basket for liens (whether or not such liens secure indebtedness) in an unlimited amount; provided, that, (A) if incurred prior to a Covenant Conversion, the LQA Recurring Revenue Leverage Ratio shall not exceed 2.67 to 1.00, or (B) if incurred after a Covenant Conversion and (x) secured on a pari passu basis with the Secured Obligations, the Total Leverage Ratio shall not exceed 7.00 to 1.00, or (y) secured on a junior basis to the Secured Obligations, the Total Leverage Ratio shall not exceed 7.25 to 1.00 (in each case with Consolidated EBITDA calculated for the most recently ended Test Period prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such indebtedness (or, if such indebtedness is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence) (the “Ratio Lien Basket”)); provided that (x) such amount may be increased by the Unrestricted Incremental Amount pursuant to the Fixed Incremental Reallocation Provision (for the avoidance of doubt, one dollar of Unrestricted Incremental Amount so reclassified shall permit one dollar of permitted secured indebtedness and/or lien capacity pursuant to the Ratio Debt Basket, the Acquisition Debt Basket and/or the Ratio Lien Basket, but in no event shall one dollar of Unrestricted Incremental Amount reallocated pursuant to the Fixed Incremental Reallocation Provision provide for the incurrence of more than one dollar of indebtedness), (y) any indebtedness secured by Collateral pursuant to such Ratio Lien Basket shall be subject to intercreditor requirements substantially consistent with those set forth in the Required Debt Terms (as defined in the Documentation Precedent) and (z) to the extent securing any indebtedness in the form of a term loan that is secured on a pari passu basis with the Credit Facilities and which is itself required (pursuant to the indebtedness negative covenant) to be subject to the MFN Adjustment to the same extent it would be subject to the MFN Adjustment if it were an Incremental Facility, such indebtedness secured by a lien under this clause (1) shall be subject to the MFN Adjustment to the same extent it would be subject to the MFN Adjustment if it were an Incremental Facility, and (2) a general basket equal to the greater of (i) $54.3 million and (ii) 35.0% of Consolidated EBITDA for the most recently ended Test Period, which basket shall not, for the avoidance of doubt, be subject to any default or event of default condition.

Without limitation, the investments covenant shall include baskets for (1) investments pursuant to a general basket in an outstanding amount not to exceed the greater of (i) prior to a Covenant Conversion, $50.0 million and (ii) following a Covenant Conversion, the greater of $50.0 million and 30.0% of Consolidated EBITDA for the most recently ended Test Period, plus, any unused capacity under the general restricted payment basket or the general basket for prepayments of

Exhibit B-24

Specified Indebtedness, and (without duplication) any other unused capacity under any other restricted payments or Specified Indebtedness prepayments baskets (which usage shall reduce the availability of such baskets for making such restricted payments or prepayments of Specified Indebtedness, as applicable), which basket shall be subject to no continuing payment or bankruptcy event of default; (2) unlimited investments, provided that (i) prior to a Covenant Conversion, the LQA Recurring Revenue Leverage Ratio does not exceed 2.25 to 1.00 on a pro forma basis and (ii) following a Covenant Conversion, the Total Leverage Ratio does not exceed 6.25 to 1.00 on a pro forma basis, in each case subject to no payment or bankruptcy event of default; (3) subject to the Limited Condition Transaction provisions, so long as (x) prior to a Covenant Conversion, no payment, bankruptcy, financial covenant or financial reporting event of default or (y) following a Covenant Conversion, no payment or bankruptcy event of default shall have occurred and be continuing, investments in a person (including, to the extent constituting an investment, to acquire assets of a person that represents all or substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product), that is engaged in a permitted business if as a result of such investment, (A) such person becomes a restricted subsidiary to the extent required by the Credit Facilities Documentation, (B) such person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrower or a restricted subsidiary, (C) the total consideration payable with respect to acquisitions of non-guarantors or assets acquired by non-guarantors shall not exceed, in the aggregate, (x) prior to a Covenant Conversion, $163.0 million and (y) following a Covenant Conversion, the greater of $163.0 million and 100% of Consolidated EBITDA; provided that such caps shall not apply if the non-loan party targets acquired in such an acquisition account for less than 20% of the Consolidated EBITDA of all of the entities acquired in such acquisition, calculated on a pro forma basis, and (D) the Borrower shall be in pro forma compliance with the applicable Financial Covenants on a pro forma basis immediately after giving effect to such investment (each such investment, a “Permitted Acquisition”); (4) investments using the Cumulative Amount without limitation; and (5) investments in non-guarantor restricted subsidiaries in an aggregate amount not to exceed (i) prior to a Covenant Conversion, $81.4 million and (ii) following a Covenant Conversion, the greater of $81.4 million and 50.0% of Consolidated EBITDA for the most recently ended Test Period, which basket shall not, for the avoidance of doubt, be subject to any default or event of default condition. In connection with any Permitted Investment, the Lenders shall receive customary and reasonable diligence information to the extent customarily available.

Exhibit B-25

Without limitation, the restricted payments covenant shall include baskets for (1) a general basket in an aggregate amount during the term of the Credit Facilities, provided that there is no event of default, equal to the greater of (i) prior to a Covenant Conversion, $34.0 million and (ii) following a Covenant Conversion, the greater of $34.0 million and 20% of Consolidated EBITDA for the most recently ended Test Period; (2) solely available for utilization following a Covenant Conversion, subject to no event of default, unlimited dividends, provided that the Total Leverage Ratio does not exceed 4.75 to 1.00; (3) after an IPO, subject to no payment, bankruptcy or financial covenant event of default, dividends in an aggregate amount per annum not to exceed the greater of (i) 7% of market capitalization and (ii) 7% of the proceeds of such offering or transaction; (4) distributions using the Cumulative Amount, subject to no event of default, provided that (i) prior to a Covenant Conversion, the LQA Recurring Revenue Leverage Ratio does not exceed 1.85 to 1.00 and (ii) following a Covenant Conversion, the Total Leverage Ratio does not exceed 6.50 to 1.00 and (5) for the avoidance of doubt, satisfying (x) obligations in respect of restricted stock units, performance stock units or options granted under equity plans (including any payroll taxes in connection therewith) that, in each case, were unvested as of the Closing Date or (y) subject to the last paragraph of the section hereof entitled “Negative Covenants”, Appraisal Obligations (including any premium or accruing interest or other amount thereon).

Without limitation, the covenant with respect to repayments, purchases or redemptions of Specified Indebtedness shall include (1) baskets providing for flexibility to make repayments, repurchases or redemptions in amounts and at levels consistent with those set forth for restricted payments in clauses (1) and (4) above with respect to the restricted payments covenant (and, for the avoidance of doubt, (i) otherwise consistent with the Documentation Principles and (ii) including default blockers that are consistent with those set forth for restricted payments in clauses (1) and (4)) and (2) solely available for utilization following a Covenant Conversion, subject to no event of default (or, in connection with a Limited Condition Transaction, no payment or bankruptcy event of default), unlimited restricted debt payments, provided that the Total Leverage Ratio does not exceed 4.75 to 1.00.

Exhibit B-26

The “Cumulative Amount” is to be comprised of (a) (i) prior to a Covenant Conversion, $68.0 million and (ii) following a Covenant Conversion, the greater of $68.0 million and 40.0% of Consolidated EBITDA for the most recently ended Test Period, plus (b) cumulative retained Excess Cash Flow from the first day of the fiscal year in which the Covenant Conversion occurs (which shall not be less than zero for any fiscal year), plus (c) the net cash proceeds of new public or private qualified equity issuances and qualified capital or the fair market value of non-cash asset contribution, in each case of this clause (c), after the Closing Date (other than Specified Equity Contributions, Designated Appraisal Claim Equity Distributions, and the proceeds of equity contributions otherwise applied but including the fair market value of any Term Loans or other indebtedness (or, if higher, the purchase price paid therefor) so contributed and concurrently cancelled), in each case, to the extent received by Holdings and contributed to the Borrower, plus (d) debt and disqualified stock issued after the Closing Date that has been exchanged or converted into qualified equity of Holdings or one of its parent entities, plus (e) returns from, and proceeds (and the fair market value of non-cash proceeds) of the sale of, investments, and returns, profits, distributions and similar amounts received by Holdings and its restricted subsidiaries on investments (including proceeds of any sale leaseback transactions), plus (f) investments in an unrestricted subsidiary upon its re-designation as a restricted subsidiary or that has been merged, consolidated or transferred with or into any restricted subsidiaries of Holdings or the any cash amount of any assets of any and the fair market value of assets transferred (including by way of distribution) from an unrestricted subsidiary to a restricted subsidiary, plus (g) cash distributions received from joint ventures and unrestricted subsidiaries and the fair market value of non-cash property received from joint ventures and unrestricted subsidiaries, plus (h) net cash proceeds or fair market value of non-cash proceeds from the sale of equity interests of joint ventures and unrestricted subsidiaries, plus (i) declined proceeds (for the avoidance of doubt, with respect to clauses (e) through (h), limited to the amount of such original investment made using the Cumulative Amount, as applicable (after giving effect to any reclassifications or reallocations permitted by the Credit Facilities Documentation)).

Notwithstanding any other provision contained in this Term Sheet, Holdings and its subsidiaries shall not, directly or indirectly, make post-Closing Date payments to former stockholders of the Company or their assignees in connection with or as a result of the exercise of appraisal rights and/or the settlement of any claims or actions with respect thereto, in each case with respect to the Transactions (the “Appraisal

Exhibit B-27

Obligations”), unless (1) the Sponsor shall have furnished to Holdings on the Closing Date a support letter in form and substance reasonably satisfactory to the Administrative Agent (it being understood that the support letter delivered in connection with the Documentation Precedent is satisfactory) ensuring Holdings the receipt of an amount post-closing equal to the Per Share Price (as defined in the Acquisition Agreement) of each share subject to an appraisal claim, subject to reduction to the extent an amount less than the Per Share Price is ultimately required to be paid in respect of the shares subject to appraisal (and as otherwise provided herein), (2) such support letter (as a “Loan Document”) remains in full force and effect (without any amendment, waiver or other modification that is materially adverse to the interest of the Lenders) until the earlier to occur of (x) payment or final resolution of all Appraisal Obligations or (y) an amount has been contributed to Holdings in the form of common equity or qualified preferred stock reasonably acceptable to the Administrative Agent, which is equal to the total amount (if any) by which the Equity Contribution was less than the required 70% level set forth on Exhibit A on account of amounts withheld for potential future settlement or resolution of shareholder appraisal claims (the “Appraisal Equity Deficiency”) (provided, that the maximum obligation of the Sponsor under such support letter may be reduced, from time to time, to the amount of the maximum obligations (but in any event to an amount no less than the Per Share Price in respect of each share then subject to a valid appraisal claim and not yet paid or otherwise settled or resolved) that may become payable pursuant to such Appraisal Obligations as and when reduced by payment, settlement or other resolution of such claim or by a determination of the amount to be paid in respect of such claim), and (3) except for payments made in excess of the Per Share Price, any such payments shall be made solely with the proceeds of contributions to Holdings in the form of common equity or qualified preferred stock reasonably acceptable to the Administrative Agent following the Closing Date and designated in writing to the Administrative Agent as “Designated Appraisal Claim Equity Contributions” (each, a “Designated Appraisal Claim Equity Contribution”); provided that (i) Holdings or its subsidiaries may make any such payments at any time and from time to time so long as either (x) an amount no less than the Per Share Merger Consideration of the shares in respect of which such payment is made (or such lesser amount as is actually required to be paid in respect of such shares) has been (or is substantially concurrently) contributed to Holdings in the form of common equity or qualified preferred stock reasonably acceptable to the Administrative Agent or (y) an amount equal to the Appraisal Equity Deficiency has been contributed to Holdings in the form of common equity or qualified preferred stock

Exhibit B-28

reasonably acceptable to the Administrative Agent (or otherwise as a capital contribution in cash and not in contravention of the foregoing) following the Closing Date and (ii) for the avoidance of doubt, the Sponsor shall not be responsible (under the support letter or otherwise) for Appraisal Obligations in excess of the Per Share Price of each share subject to an appraisal claim on the Closing Date; provided, further, that if an amount no less than the 70% level set forth on Exhibit A has been contributed to Holdings on the Closing Date, no Support Agreement shall be required. Notwithstanding anything to the contrary, in the event that it is determined after the Effective Date that any shares indicated in the appraisal letters to be subject to appraisal claims are not indeed subject to valid appraisal claims and must be paid out by the Company as part of the merger consideration, the Company may, subject to a cap to be agreed, pay out any such shares with cash from its balance sheet or other available sources of liquidity, and the Company shall not be required to receive an equity contribution in respect of such shares until the earlier of (x) such time as the Company makes any payment in respect of any shares that were subject to valid appraisal claims and (y) a date to be agreed.

Limited Condition Transactions:	The Credit Facilities Documentation shall contain provisions regarding “limited condition transactions” consistent with the Documentation Principles.

“Limited Condition Transaction” shall mean (i) any investment or acquisition by Holdings or one or more of its restricted subsidiaries, including, without limitation, by way of merger or amalgamation, of any assets, business or person permitted pursuant to the Credit Facilities Documentation, and including, without limitation, any such transaction that is subject to a binding contractual agreement, public offer or purchase agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment (in each case, whether or not conditional), in each case, with respect to which the Borrower has made an LCT Election (to be defined in a manner consistent with the Documentation Principles).

Covenant Conversion:	The Borrower may elect to effect a “Covenant Conversion” at any time following the one-year anniversary of the Closing Date, in its sole discretion, so long as the Total Leverage Ratio is less than or equal to 7.00 to 1.00 and no event of default shall have occurred and be continuing at the time of such

Exhibit B-29

Covenant Conversion; provided, that a Covenant Conversion shall automatically occur on the last day of the fiscal quarter in which the second anniversary of the Closing Date occurs, to the extent a Covenant Conversion has not previously occurred.

Financial Maintenance Covenants:	Unless waived by Required Lenders, the Credit Facilities Documentation will contain the following financial covenants (the “Financial Covenants”) with regard to Holdings and its restricted subsidiaries on a consolidated basis:

(A) LQA Recurring Revenue Leverage Ratio:

Commencing with the first full fiscal quarter ending after the Closing Date and ending on the last fiscal quarter ended prior to a Covenant Conversion, a maximum LQA Recurring Leverage Ratio covenant that shall be tested quarterly, with levels set with a 25% cushion to LQA Recurring Revenues from the Sponsor model made available to the Administrative Agent on September 22, 2022 (which was, for the avoidance of doubt, also made available to all Commitment Parties prior to the date hereof) (the “Sponsor Model”), with such covenant levels to be set on a net basis (without netting the PSU/RSU Reserve Amount) with step-downs in number and frequency to be agreed (subject to the aforementioned cushion) (and, for the avoidance of doubt, to be tested net of Unrestricted Cash (with no control agreements required)) (such Financial Covenant, the “Recurring Revenue Covenant”).

(B) Minimum Liquidity:

Commencing with the first full fiscal quarter ending after the Closing Date and each fiscal quarter thereafter until the last fiscal quarter ended prior to a Covenant Conversion, a minimum Liquidity covenant set at $25.0 million, which shall be tested as of the last day of each fiscal quarter (such Financial Covenant, the “Liquidity Covenant”).

“Liquidity” shall mean, as of any date of determination, the sum of (a) the total revolving commitment as of such date less (i) the amount of any Revolving Loans actually borrowed and outstanding as of such date and (ii) the letter of credit exposure under the Revolving Facility as of such date plus (b) the amount of Unrestricted Cash.

Exhibit B-30

(C) Total Leverage Ratio:

Commencing with the last day of the fiscal quarter in which a Covenant Conversion occurs, a maximum Total Leverage Ratio covenant that shall be tested quarterly, with levels set with a 35% cushion to Consolidated EBITDA from the Sponsor Model, with step-downs in number and frequency to be agreed (subject to the aforementioned cushion), which levels shall be set on a gross basis, without regard to cash balances in the Sponsor Model (and, for the avoidance of doubt, to be tested net of Unrestricted Cash (with no control agreements required)) (such Financial Covenant, the “EBITDA Covenant”).

Equity Cure:	For purposes of determining compliance with (i) the Recurring Revenue Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower on or after the first day of the applicable fiscal quarter and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) may be used by the Borrower during the Cure Period to prepay Term Loans, and such prepayment will be given full effect in the calculation of Consolidated Total Funded Indebtedness with respect to the test period ending with such fiscal quarter (solely for purposes of determining compliance with the Recurring Revenue Covenant), and with respect to any subsequent test periods, (ii) the EBITDA Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower during the Cure Period will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the EBITDA Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter, or (iii) the Liquidity Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower during the Cure Period will, at the request of the Borrower, be included in the calculation of Liquidity for purposes of determining compliance with the Liquidity Covenant as of the end of such fiscal quarter (any such equity contribution so included in the calculation of Consolidated Total Funded Indebtedness or Consolidated EBITDA or Liquidity, as applicable, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) there shall be no more than five Specified Equity Contributions in the aggregate during the term of the Credit Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Recurring Revenue Covenant, the EBITDA Covenant or the

Exhibit B-31

Liquidity Covenant, as applicable, (d) all Specified Equity Contributions that increase Consolidated EBITDA shall be counted solely for the purposes of determining compliance with the Leverage Ratio Maintenance Covenant and shall not be included as Consolidated EBITDA for purposes of determining pricing or any baskets and other ratios contained in the Credit Facilities Documentation (including, for the avoidance of doubt, for purposes of determining the Total Leverage Ratio in connection with a contemplated Covenant Conversion), and (e) there shall be no pro forma reduction in indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the EBITDA Covenant for the fiscal quarter for which such Specified Equity Contribution is deemed applied, provided that, to the extent that such proceeds are actually applied to prepay indebtedness under the Credit Facilities, a pro forma reduction in indebtedness is deemed applied with respect to any future periods.

Notwithstanding the foregoing, (i) no default or event of default shall be deemed to have occurred on the basis of any failure to comply with the Recurring Revenue Covenant, EBITDA Covenant, or the Liquidity Covenant, as applicable, unless such failure is not cured by the making of a Specified Equity Contribution prior to the end of the Cure Period and (ii) no Lender or Issuing Bank shall be obligated to extend Revolving Loans or issue or renew Letters of Credit following the date on which the compliance certificate has been or was required to be delivered with respect to the applicable fiscal quarter in respect of which the Financial Covenant is breached and until a Specified Equity Contribution is made and all existing defaults and events of default are waived or cured.

Unrestricted Subsidiaries:	The Credit Facilities Documentation will contain provisions pursuant to which, subject to customary limitations on loans and advances to and other investments in unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, subject solely to the requirements that (x) each designation or re-designation shall be deemed to be an investment on the date of such designation in an amount equal to the fair market value of the investment therein, consistent with the Documentation Principles, (y) no event of default shall have occurred and be continuing or would immediately result from such designation, consistent with the Documentation Principles and (z) immediately after giving effect to any such designation (and otherwise consistent with the Documentation Principles), on a pro forma basis, (x) prior to a Covenant Conversion, the LQA Recurring Revenue

Exhibit B-32

Leverage Ratio shall not exceed 1.75 to 1.00 or (y) after a Covenant Conversion, the Total Leverage Ratio shall not exceed 5.50 to 1.00; provided, further, that notwithstanding the foregoing or anything to the contrary herein, in no event shall any of Holdings or its subsidiaries be designated as unrestricted subsidiaries on the Closing Date and in no event shall Holdings, the Borrower or any of their subsidiaries which owns or licenses any material intellectual property used by Holdings, the Borrower or any of their restricted subsidiaries become an unrestricted subsidiary. Unrestricted subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Credit Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA, LQA Recurring Revenues, Liquidity or compliance with the Financial Covenants or any other financial ratios or baskets. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof. Notwithstanding anything to the contrary herein, (i) the Credit Facilities Documentation shall provide that the only basket pursuant to which Holdings or any restricted subsidiary may transfer material intellectual property (including certain exclusive licenses other than those in the ordinary course or which do not interfere in any material respect with the ordinary conduct of business by Holdings and its restricted subsidiaries) that is utilized in the business of Holdings and its restricted subsidiaries to an unrestricted subsidiary shall be the negative covenant basket specified for investments in unrestricted subsidiaries (which shall be a fixed dollar basket available so long as such investments pursuant thereto do not exceed the greater of $34.0 million and 20% of Consolidated EBITDA) and (ii) for the avoidance of doubt, there shall be no restrictions on any unrestricted subsidiary otherwise owning any intellectual property (x) it develops, creates or acquires not in contravention of the forgoing clause (i) or (y) which does not constitute material intellectual property utilized by Holdings and its restricted subsidiaries.

The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time.

Events of Default:	The Credit Facilities Documentation shall contain provisions regarding events of default consistent with the Documentation Principles; provided that a nonpayment of interest, fees or any other amount shall be subject to a five (5) business day grace period.

Exhibit B-33

Voting:	The Credit Facilities Documentation shall contain provisions regarding voting consistent with the Documentation Principles; provided that “Required Lenders” shall be defined to require at least two unaffiliated Lenders.

Cost and Yield Protection:	The Credit Facilities Documentation will include customary tax gross-up and cost and yield protection provisions and protection for increased costs will be subject to customary exceptions, in each case, consistent with the Documentation Principles.

Assignments and Participations:	The Credit Facilities Documentation shall contain provisions regarding assignments and participations consistent with the Documentation Principles; provided that the aggregate outstanding principal amount of Term Loans held by the Sponsor and its affiliates (other than bona fide debt funds and other than Holdings and its Subsidiaries) shall not exceed 25% of the aggregate outstanding principal amount outstanding at the time of any purchase thereof.

Expenses and Indemnification:	The Credit Facilities Documentation shall contain provisions regarding expenses and indemnification consistent with the Documentation Principles.

Governing Law and Forum:	New York; provided that, notwithstanding the governing law provisions of the Credit Facilities Documentation, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and whether or not a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) shall have occurred, (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof either Holdings or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition, and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the law of the State of Delaware, including its statutes of limitations, regardless of the laws that may otherwise govern under applicable principles of conflicts of law.

Counsel to the Joint Lead Arrangers, the Joint Bookrunners, the Initial Lenders and the Administrative Agent:	Latham & Watkins LLP.

Exhibit B-34

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Credit Facilities will be as follows:

With respect to Revolving Loans and Term Loans, at the option of the Borrower, (a) prior to a Covenant Conversion, (i) if the LQA Recurring Revenue Leverage Ratio is greater than 2.25x, SOFR plus 7.75% or ABR plus 6.75%, and (ii) if the LQA Recurring Revenue Leverage Ratio is less than or equal to 2.25x, SOFR plus 7.50% or ABR plus 6.50% and (b) from and after a Covenant Conversion, (i) if the Total Leverage Ratio is greater than 7.00 to 1.00, SOFR plus 7.75% or ABR plus 6.75%, (ii) if the Total Leverage Ratio is less than or equal to 7.00 to 1.00 but greater than 6.50 to 1.00, SOFR plus 7.25% or ABR plus 6.25%, and (iii) if the Total Leverage Ratio is less than or equal to 6.50 to 1.00, SOFR plus 6.75% or ABR plus 5.75% (the interest rate spreads per annum added to SOFR or ABR, as applicable, in each of the pricing levels set forth above, as applicable, the “Applicable Margin”). For the avoidance of doubt, in no event shall an automatic Covenant Conversion on the last day of the fiscal quarter in which the second anniversary of the Closing Date occurs result in a pricing step down pursuant to the definition of Applicable Margin unless and until the Total Leverage Ratio is less than or equal to 7.00 to 1.00.

The Borrower may elect interest periods of 1, 3 or 6 months for SOFR borrowings, in each case, to the extent available, and, for Daily SOFR borrowings only, certain other periods

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans where the applicable rate is determined pursuant to clause (i) of the definition of ABR).

Interest shall be payable in arrears for loans accruing interest (a) at a rate based on SOFR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date, and (b) based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest publicly identified from time to time as the U.S. “prime rate” as published in the Money Rates section of the Wall Street Journal, (ii) the Federal Funds Rate plus 1/2 of 1.0% and (iii) the one-month SOFR rate plus 1.0% per annum.

“SOFR” is Term SOFR (to be defined in a manner to be mutually agreed) or, in the event that the Term SOFR reference rate for the applicable tenor has not been published, Daily SOFR; provided that if such rate is less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum. Notwithstanding anything to the contrary, neither Term SOFR nor Daily SOFR shall not be subject to any “credit spread adjustment” or similar adjustment, and the Credit Facilities Documentation shall include SOFR fallback and replacement provisions to be mutually agreed.

Annex I to Exhibit B-1

Letter of Credit Fee:	A per annum fee equal to the spread over SOFR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to Revolving Lenders that are not Defaulting Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.25% upon the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee on the average daily unused portion of the Revolving Facility of (a) initially, 0.50% per annum and (b) following a Covenant Conversion, (i) if the Secured Leverage Ratio is less than or equal to 6.50 to 1.00 but greater than 5.75 to 1.00, 0.375% per annum and (ii) if the Secured Leverage Ratio is less than or equal to 5.75 to 1.00, 0.25% per annum.

The commitment fees are payable quarterly in arrears commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to Revolving Lenders that are not Defaulting Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment.

Annex I to Exhibit B-2

EXHIBIT C

Project Orange

Conditions2

The initial borrowings under the Credit Facilities shall be subject to the satisfaction or waiver (by the Commitment Parties) of the following conditions:

1.

The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Lenders or the Lead Arrangers (in their respective capacities as such), without the prior consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned, and provided that the Commitment Parties shall be deemed to have consented to such modification, amendment, supplement, consent, waiver or request unless they shall have objected thereto within five (5) business days after receipt by each Commitment Party of written notice of such modification, amendment, supplement, consent, waiver or request), it being understood and agreed that (a) any reduction in the purchase price of, or consideration for the Acquisition shall not be considered material and adverse to the interests of the Lenders or the Lead Arrangers so long as (1) any such reduction is less than ten percent (10%) of the total Acquisition consideration and (2) such reduction is applied, first, to reduce the Equity Contribution such that the sum of the Equity Contribution and Other Equity is not less than the amount required pursuant to paragraph (a) of the Transaction Description set forth in Exhibit A (subject to amounts withheld at closing for potential future settlement or resolution of shareholder appraisal claims in an amount not to exceed the Per Share Price (as defined in the Acquisition Agreement) per each Dissenting Company Share (as defined in the Acquisition Agreement)) and, thereafter, after giving effect to the application of the reduction of the purchase price in the preceding clause (1), the Borrower shall reduce the Term Facility on a pro rata basis with the Equity Contribution, provided that in no event shall the sum of the Equity Contribution and Other Equity be less than the amount required pursuant to paragraph (a) of the Transaction Description set forth in Exhibit A, (b) any increase in the purchase price of, or consideration for, the Acquisition is not materially adverse to the Lenders or the Commitment Parties to the extent that any such increase is not funded with additional indebtedness (other than permitted Closing Date draws on the Revolving Facility) (it being understood and agreed that no purchase price, working capital or similar adjustment set forth in the Acquisition Agreement (as in effect on the date hereof or as amended in a manner not materially adverse to the Lenders or the Lead Arrangers) shall constitute an increase in the purchase price); and (c) any amendment or modification to, waiver of or consent under the definition of “Company Material Adverse Effect” in the Acquisition Agreement is materially adverse to the interests of the Lenders and the Lead Arrangers.

2.

The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowing under the Term Facility, shall be made, in at least the amount and consistent with the description thereof set forth in Exhibit A to the Commitment Letter (as such amount may be modified pursuant to paragraph 1 above) (and, for the avoidance of doubt, subject to amounts withheld at closing for potential future settlement or resolution of shareholder appraisal claims in an amount not to exceed the Per Share Price (as defined in the Acquisition Agreement) per each Dissenting Company Share (as defined in the Acquisition Agreement)).

[2]

Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

Exhibit C-1

3.

Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Collateral Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

4.

The Commitment Parties shall have received at least two (2) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Commitment Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

5.

Subject in all respects to the Certain Funds Provisions, the execution and delivery by the Borrower and Guarantors of (i) the Credit Facilities Documentation, which shall be consistent with the Commitment Letter, the Term Sheet and the Documentation Principles, and (ii) customary legal opinions, customary evidence of authorization, customary officer’s and closing certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower(s) and each Guarantor and a solvency certificate of Holdings’ chief financial officer or other officer with equivalent duties in substantially the form of Annex I hereto (the items described in this clause (ii), collectively, the “Closing Deliverables”).

6.

The Commitment Parties shall have received (a) the audited consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2020 and the related audited consolidated statements of operations, consolidated loss, stockholders’ equity and cash flows, for the fiscal years then ended, and (b) the unaudited consolidated balance sheets of the Company as of March 31, 2022 and June 30, 2022 and the related audited consolidated statements of operations, consolidated loss, stockholders’ equity and cash flows for the fiscal periods then ended. It is acknowledged and agreed that the Commitment Parties have received the items required by clause (a) and clause (b).

7.

All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been, or will be substantially concurrently, paid (which amounts may be offset against the proceeds of the Credit Facilities).

8.

The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provisions, and the Specified Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects); provided that to the extent such Specified Representations are qualified by “materiality”, “Material Adverse Effect” or similar language, the definition of thereof shall be a “Company Material Adverse Effect” (as defined in the Acquisition Agreement (as in effect on the date hereof)) for purposes of such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

9.	The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing of Term Loans shall be consummated.

10.	No Company Material Adverse Effect (as defined in the Acquisition Agreement) will have occurred after the date of the Acquisition Agreement that is continuing.

Exhibit C-2

ANNEX I to

EXHIBIT C

SOLVENCY CERTIFICATE

[•], 2022

Pursuant to Section [•] of that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among Oranje Holdco, Inc. (the “Borrower”), Oranje Midco, LLC (“Holdings”), as a Guarantor, each of the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and Owl Rock Capital Corporation, as administrative agent for the Lenders and as collateral agent for the Secured Parties, the undersigned [chief financial officer] [other officer with equivalent duties] of Holdings hereby certifies as of the date hereof, solely on behalf of Holdings and not in his/her individual capacity and without assuming any personal liability whatsoever, that:

1.

I am familiar with the finances, properties, businesses and assets of Holdings and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of Holdings and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of Holdings and its Subsidiaries.

2.

On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

Annex I to Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

ORANJE MIDCO, LLC

By:
Name:
Title:

Annex I to Exhibit C-2